Exhibit 24(b)(8.77)

EIGHTH AMENDMENT TO SERVICES AGREEMENT

            This Eighth Amendment dated as of November 11, 2015, by and between Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company) (“Voya Retirement”), Voya Institutional Plan Services, LLC (formerly ING Institutional Plan Services, LLC) (“Voya Institutional”), Voya Financial Partners, LLC (formerly ING Financial Advisers, LLC) (“Voya Financial”) (collectively, “Voya”), and DeAWM Service Company (formerly DWS Investments Service Company, DWS Scudder Investments Service Company, DWS Scudder Investments Service Company and Bankers Trust Company) (“Transfer Agent”), acting as agent for the registered open-end management companies listed in Schedule A, is made to the Services Agreement dated as of March 7, 2000 (the “Agreement”) as amended on July 1, 2000, August 1, 2005, May 1, 2006, February 2, 2009, December 1, 2009, January 1, 2014 and October 1, 2014.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to amend Schedule C of the Agreement, as provided below;

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.                  Schedule C of the Agreement is hereby confirmed as stated in the December 1, 2009 amendment and January 1, 2014 amendment with one addition which shall be as follows:

In addition to the fees set forth in this Schedule C, Transfer Agent agrees to pay administrative fees to Voya Retirement and/or Voya Institutional quarterly at the annual rate of .10% of 1% (10 bps) based on the monthly average net asset value of Class A Shares of Deutsche Global Infrastructure Fund and Deutsche Health and Wellness Fund for which Voya Retirement and/or Voya Institutional perform administrative services pursuant to the Agreement and where such assets are held through the Voya Select Advantage IRA Custodial Account product and the Voya Express Mutual Fund IRA product.

2.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

            3.         This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WHITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Voya Retirement Insurance and Annuity Company   By:  /s/ Lisa Gilarde Name:  Lisa Gilarde Title:  Vice President

DeAWM service company By: /s/ Mike Sharkey Name: Mike Sharkey Title: VP
VOYA Financial PARTNERS, LLC By: /s/ James Nichols IV Name: James Nichols IV Title: President and Chief Executive Officer	By: /s/ Kristine Lyons Name: Kristine Lyons Title: VP
VOYA INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President

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